Exhibit 3.270

CERTIFICATE OF INCORPORATION

OF

UHS SUB, IN.

1. The name of the corporation is UHS Sub, Inc.

2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its regis tered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred (200) shares, all of which shares shall be shares of Common Stock and the par value of each of such shares is One Dollar ($1.00), amounting in the aggregate to Two Hundred Dollars ($200.00).

5. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Anthony Pantaleoni	42nd Floor 345 Park Avenue New York, New York 10154

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

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8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable Jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditors or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and that the facts herein stated are true, and accordingly have hereunto set his hand this 14th day of August, 1980.

/s/ Anthony Itantaleoni
Anthony Itantaleoni

[ILLEGIBLE]

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UHS SUB, INC.

UHS SUB, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) does hereby certify:

The Company has not received any payment for any of its stock, and the amendment to the Company’s Certificate of Incorporation set forth in the following resolution approved by the sole incorporator was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Company be amended as follows:

1. The article is amended to read in its entirety as follows:

“The name of the corporation is Mid America Health Services, Inc.”

IN WITNESS WHEREOF, UHS Sub, Inc. has caused this certificate to be signed by its sole incorporator this 25th day of August, 1982.

UHS Sub, Inc.

by
Sole Incorporator

STATE OF NEW YORK	)
	)	SS. :
COUNTY OF NEW YORK	)

On this 25th day of August, 1982, before me personally came Anthony Pantaleoni, to me known to be the individual described in and who executed the foregoing instrument and he duly acknowledged that he executed the same.

Notary Public

[ILLEGIBLE]

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Mid America Health Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, DOES HEREBY CERTIFY:

FIFST: That the Board of Directors of Mid America Health Services, Inc. by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended said Article shall be and read as follows:

“The name of the corporation is Two Rivers Psychiatric Hospital, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of said corporation was duly called and held upon written waiver of notice signed by stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said Mid America Health Services, Inc. has caused this certificate to be signed by Sidney Miller, it Vice President and attested by Robert M. Dobbs, its Secretary, this 27th day of January, 1987.

ATTEST:

By	/s/ Robert M. Dubbs	By	/s/ Sidney Miller
	Robert M. Dubbs, Secretary		Sidney Miller, Vice President